Exhibit (b)(3)

AMENDMENT NO. 2

TO

CREDIT AGREEMENT FOR MARGIN FINANCING

AMENDMENT NO. 2, dated as of March 18, 2015 (this “Amendment”), to the Credit Agreement for Margin Financing, dated as of July 15, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), between WESTERN ASSET MIDDLE MARKET DEBT FUND INC. (“Client”) and PERSHING LLC (“Pershing”). Unless defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, Pershing and Client are parties to the Credit Agreement;

WHEREAS, Client has requested that Pershing amend Section 3.02 and remove Section 3.03;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Article III, Section 3.02 shall be amended to read as follows:

Termination. Unless earlier terminated in accordance with this section or pursuant to Article VI hereof, this Agreement shall terminate upon 180 days’ written notice by either party.

2.	Article III, Section 3.03 shall be deleted in its entirety.

Client hereby represents and warrants that, both before and immediately after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET MIDDLE MARKET DEBT FUND INC.

By:
Name:
Title:

PERSHING LLC

By:
Name:
Title: